Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2015 FOURTH QUARTER AND FULL YEAR RESULTS

•	Unlevered Free Cash Flow minus Estimated Avoided Costs[1] of $23.3 million for the quarter and $120.0 million for the year

•	Revenue of $209.8 million for the quarter and $859.5 million for the year

•	Adjusted EBITDA minus Estimated Avoided Costs[1] of $63.9 million for the quarter and $255.9 million for the year

•	Capital expenditures of $33.2 million for the quarter and $116.2 million for the year

•	Net income of $42.3 million for the quarter and $90.4 million for the year

Charlotte, N.C. (March 2, 2016) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the fourth quarter and full year ended December 31, 2015. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EST).

“We achieved our financial guidance for the year, and I am proud of our many accomplishments in 2015,” said Paul H. Sunu, Chief Executive Officer. "Our solid fourth quarter results reflect the hard work of our team to serve our customers while managing costs. I would like to personally thank those whose work has better positioned us for the future and helped make the year a success.”

“Our efforts over the past few years have created a solid operational platform, and while we still have room to improve, I feel confident our customers, peers, communities and employees recognize our progress,” Sunu continued. “We are committed to delivering excellent customer service which we know is a fundamental element of success. In addition, we will continue our investments in the network and develop new services to ensure we are positioned to deliver effective and secure communication and technology solutions to our markets.”

“We are focused on enhancing shareholder value and remain committed to delivering on our unlevered free cash flow objectives,” Sunu concluded. “We expect to be an active participant in our consolidating industry, although industry consolidation is partially dependent upon the availability of financing on reasonable terms.”

Operating Highlights

The Company saw a continuation of the progress it has been making to improve customer service during the fourth quarter. A renewed focus on service has resulted in fewer repair tickets in the queue and an improved ability to timely address the service orders received. This has led to lower employee overtime and fewer repeat calls into the call centers. These improvements in customer service are expected to yield greater brand loyalty and reductions in customer churn over time.

Strategic investments in the network continued during the quarter, including launching the Company's first gigabit Internet service and starting its engineering and upgrades toward meeting its CAF Phase II commitments. These strategic investments also further harden the network and improve overall service to customers.

The Manchester, New Hampshire data center secured several new tenants during the quarter, and the Advanced Services team continued to have success in driving Hosted and Advanced Services revenue. These growth-related revenues provide state of the art services to a growing customer base.

Ethernet services contributed $24.8 million of revenue or 11.8% of total revenue as compared to $21.8 million or 10.0% of total revenue a year ago, as Ethernet circuits grew 15.0% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

The Company is focused on driving growth revenue2 as a critical component of its continued revenue transformation. In the fourth quarter of 2015, growth revenue was 29.7% of total revenue as compared to approximately 13% of total revenue as measured in the first quarter of 2011 when revenue transformation efforts began.

As of December 31, 2015, FairPoint had 2,718 employees, a decrease of 334 employees versus a year ago.

Financial Highlights

Fourth Quarter 2015 as compared to Third Quarter 2015

Revenue decreased $11.8 million during the fourth quarter of 2015 to $209.8 million impacted by an anticipated $4.8 million reduction in regulatory funding revenue as well as additional quarterly seasonality in revenue.

The following strategic revenue categorization2 is presented to provide visibility into revenue trends for the Company as a result of product and service evolution within our industry as well as the Company's efforts to continue to transform revenue to more sustainable growth products. We intend to present this strategic revenue categorization each quarter.

•
Growth revenue decreased by $0.9 million, or 1.4%, primarily due to a decline in broadband subscribers and seasonal subscriber disconnects as well as Ethernet bandwidth pricing pressure resulting from the re-terming of long-term contracts.

•	Convertible revenue[2] declined by $2.4 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•	Legacy revenue[2] was down $3.4 million due to lower residential voice and related products revenue, in part due to seasonal disconnects.

•
Regulatory funding revenue[2] decreased $4.8 million, as anticipated, due to the year-to-date true-up of transitional revenue recorded during the third quarter associated with our acceptance of CAF Phase II funding.

•	Miscellaneous revenue[2] decreased $0.4 million primarily due to lower special purpose construction projects in the fourth quarter of 2015.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue decreased $3.8 million primarily due to fewer lines in service and, in part, seasonal disconnects.

•	Access revenue decreased $2.2 million primarily due to the continued loss and conversion of legacy transport circuits to fiber-based Ethernet services.

•	Data and Internet services revenue decreased $1.1 million due to broadband subscriber losses and seasonal subscriber disconnects.

•
Regulatory funding revenue decreased $4.8 million primarily due to the year-to-date true-up of transitional revenue recorded during the third quarter associated with our acceptance of CAF Phase II funding.

•	Other services revenue increased $0.2 million.

Operating expenses, excluding depreciation and amortization, decreased $1.9 million to $90.9 million in the fourth quarter of 2015 compared to $92.8 million in the third quarter of 2015 primarily resulting from lower employee expenses due to lower headcount as well as lower bad debt expense. Those items were partially offset by higher pension expense resulting from the curtailment gain and operating tax settlement proceeds recognized in the third quarter of 2015. However, pension expense is excluded from the Company's definition of Adjusted Operating Expenses1 and Adjusted EBITDA.

Adjusted Operating Expenses were $145.9 million in the fourth quarter of 2015 compared to $154.9 million in the third quarter of 2015. The decrease was primarily due to lower employee expenses from a lower bonus accrual, decreased overtime and decreased salaries due to lower headcount as well as lower network expenses and lower bad debt expense. Those items were partially offset by higher operating taxes due to the settlement proceeds recognized in the third quarter.

Adjusted EBITDA decreased $2.8 million to $63.9 million in the fourth quarter of 2015 compared to $66.7 million in the third quarter of 2015. The decrease was driven by lower revenue which was significantly offset by operating expense savings.

Capital expenditures were $33.2 million in the fourth quarter of 2015 compared to $28.2 million in the third quarter of 2015. The increase was primarily due to spending associated with the CAF Phase II obligations and motor vehicle purchases.

Unlevered Free Cash Flow was $23.3 million in the fourth quarter of 2015 compared to $33.1 million in the third quarter of 2015. Unlevered Free Cash Flow was lower in the fourth quarter of 2015 primarily due to higher capital spending,lower Adjusted EBITDA and higher cash contributions towards our pension plans and OPEB payments.

Net income was $42.3 million in the fourth quarter of 2015 compared to $53.1 million in the third quarter of 2015. The change was primarily due to lower revenue partially offset by a decrease in operating expenses, excluding depreciation and amortization, as described above.

Cash was $26.6 million as of December 31, 2015 compared to $17.0 million as of September 30, 2015. Total gross debt outstanding was $922.4 million as of December 31, 2015, after the regularly scheduled principal payments of $1.6 million on the term loan made during the fourth quarter of 2015, as compared to $924.0 million as of September 30, 2015. The Company's $75.0 million revolving credit facility was undrawn, with $60.8 million available for borrowing after applying $14.2 million of outstanding letters of credit.

Fourth Quarter 2015 as compared to Fourth Quarter 2014

Revenue was $209.8 million in the fourth quarter of 2015 compared to $217.1 million a year earlier.

As mentioned above, the following strategic revenue categorization is presented to provide visibility into revenue trends for the Company as a result of product and service evolution within our industry as well as the Company's efforts to continue to transform revenue to more sustainable growth products. We intend to present this strategic revenue categorization each quarter.

•
Growth revenue increased by $3.1 million as we experienced growth in Ethernet revenue and hosted and advanced services revenue. Broadband revenue declined as the mitigating impact of speed upgrades and pricing increases did not fully offset broadband subscriber declines.

•	Convertible revenue declined by $6.1 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•	Legacy revenue was down $8.1 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•	Regulatory funding revenue grew $1.8 million due to our acceptance of CAF Phase II and the corresponding transitional revenue associated with that program.

•	Miscellaneous revenue increased $1.9 million due to lower late payment fees and higher service quality credits in the fourth quarter of 2014 during the strike.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue declined $9.8 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•
Access revenue declined $1.1 million due to the continued loss and conversion of legacy transport circuits to fiber-based Ethernet services. That impact was partially offset by an increase in wholesale Ethernet revenue, as higher circuits more than offset bandwidth pricing pressures, and lower service quality credits.

•
Data and Internet services revenue increased $0.7 million reflecting strength in retail Ethernet services. Broadband revenue declined as the mitigating impact of speed upgrades and price increases on broadband products did not fully offset subscriber declines.

•	Regulatory funding revenue grew $1.8 million due to our acceptance of CAF Phase II and the corresponding transitional revenue associated with that program.

•	Other services revenue increased $1.1 million primarily due to lower late payment fees in the fourth quarter of 2014 during the strike.

Operating expenses, excluding depreciation and amortization, decreased $104.0 million to $90.9 million in the fourth quarter of 2015 compared to $194.9 million in the fourth quarter of 2014 primarily due to $71.0 million lower OPEB expense and $49.9 million lower labor negotiation related expenses partially offset by higher employee expenses in the fourth quarter of 2015 due to the strike in the fourth quarter of 2014. However, OPEB and labor negotiation related expenses are excluded from the Company's definition of Adjusted Operating Expenses and Adjusted EBITDA.

Adjusted Operating Expenses plus Estimated Avoided Costs were $145.9 million in the fourth quarter of 2015 compared to $149.7 million a year earlier. The decrease was primarily the result of lower employee costs, lower network expenses and lower bad debt expense. Lower employee costs primarily resulted from lower salary and benefit costs due to fewer headcount partially offset by a higher bonus accrual and lower capitalized labor. The fourth quarter of 2014 included one-time, non-operating income of $6.7 million from the FairPoint Litigation Trust (the "settlement proceeds"), which reduced Adjusted Operating Expenses during that period.

Adjusted EBITDA minus Estimated Avoided Costs was $63.9 million in the fourth quarter of 2015 compared to $67.5 million a year earlier. The decrease is due to lower revenue and the favorable settlement proceeds recognized in the fourth quarter of 2014 partially offset by operating expense savings.

Capital expenditures were $33.2 million in the fourth quarter of 2015 compared to $27.7 million a year earlier. The increase was primarily due to spending associated with the CAF Phase II obligation.

Unlevered Free Cash Flow minus Estimated Avoided Costs of $23.3 million in the fourth quarter of 2015 decreased $6.8 million compared to $30.1 million a year earlier. The decrease was due to lower Adjusted EBITDA and higher capital expenditures partially offset by lower cash contributions towards our pension plans and OPEB payments.

Net income was $42.3 million in the fourth quarter of 2015 compared to a net loss of $43.6 million in the fourth quarter of 2014. The change was primarily due to a decrease in operating expenses, excluding depreciation and amortization, partially offset by lower revenue, as described above, as well as a lower income tax benefit. Net income is positive in the fourth quarter of 2015 largely due to the non-cash GAAP treatment for the change in the liability of the OPEB plan due to the elimination of post-employment health benefits for active represented employees. The impact of this treatment will continue through 2016, but we do not expect that it will impact our cash income taxes or change our accumulated federal net operating loss carryforwards.
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1 Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted EBITDA minus Estimated Avoided Costs, Adjusted Operating Expenses plus Estimated Avoided Costs, Unlevered Free Cash Flow, Adjusted EBITDA and Adjusted Operating Expenses are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income (loss) are contained under "Use of Non-GAAP Financial Measures" and in the attachments to this press release.
2 Additional information and definitions for regulatory funding revenue, strategic revenue categorization and its components are contained in the attachments to this press release.

2016 Guidance

For full year 2016, the Company expects to generate $105 million to $120 million of Unlevered Free Cash Flow. In addition, Adjusted EBITDA is expected to be $245 million to $255 million, annual capital expenditures are expected to be $115 million to $120 million and aggregate annual cash pension contributions and cash OPEB payments are expected to be approximately $20 million for 2016.

Annual Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's annual report on Form 10-K for the year ended December 31, 2015, which will be filed with the SEC no later than March 15, 2016. The Company's results for the quarter and year ended December 31, 2015 are subject to the completion of such annual report.

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its fourth quarter and full year 2015 results today at 8:30 a.m. (EST).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

As an alternative to the webcast, participants can also call (800) 510-0219 (US/Canada) or (617) 614-3451 (international) and enter passcode 12692356 when prompted. The title of the call is the Fourth Quarter and Full Year 2015 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 29479609 when prompted. The recording will be available from Wednesday, March 2, 2016, at 12:30 p.m. (EST) through Wednesday, March 9, 2016, at 11:59 p.m. (EST).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted Operating Expenses, Adjusted Operating Expenses plus Estimated Avoided Costs and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance, Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements and Adjusted Operating Expenses may be useful to investors in understanding period-to-period operating performance. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) are permitted to be excluded from the calculation. We believe this includes, among others, the costs paid to third-parties for the contingent workforce and service quality penalties due to the disruption of operations. On October 17, 2014, two of our labor unions in northern New England initiated a work stoppage and returned to work on February 25, 2015. As a result, significant union employee and vehicle and other related expenses related to northern New England were not incurred between October 17, 2014 and February 24, 2015 (the "work stoppage period"). Therefore, to assist in the evaluation of the Company's operating performance without the impact of the work stoppage, we estimated the union employee and vehicle and other related expenses using historical data for the work stoppage period by quarter that we believe would have been incurred absent the work stoppage ("Estimated Avoided Costs"). Estimated Avoided Costs is a pro forma estimate only. Actual costs absent the strike may have been different. In the fourth quarter of 2014 and first quarter of 2015, had our incumbent workforce been in place, actual labor costs during the work stoppage period may have been higher than the $33 million and $27 million, respectively, recorded as Estimated Avoided Costs due to significant winter storm activity that increased our service demands; however, those incremental storm-related costs would have been an allowed add back to Adjusted EBITDA under the credit agreement. Estimated employee expenses avoided during the work stoppage period include salaries and wages, bonus, overtime, capitalized labor, benefits, payroll taxes, travel expenses and other employee related costs based on a trailing 12-month average calculated per striking employee per day during the work stoppage period less any actual expense incurred. Estimated vehicle fuel and maintenance expense savings, which resulted from the contingent workforce utilizing their own vehicles, for the work stoppage period were estimated based on a trailing 12-month average of historical costs less actual expense incurred. "Adjusted EBITDA minus Estimated Avoided Costs", "Unlevered Free Cash Flow minus Estimated Avoided Costs" and "Adjusted Operating Expenses plus Estimated Avoided Costs" may be useful to investors in understanding our operating performance without the impact of the two unions' work stoppage.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow, Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted Operating Expenses, Adjusted Operating Expenses plus Estimated Avoided Costs and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-based Ethernet network — with more than 21,000 route miles of fiber, including approximately 17,000 route miles of fiber in northern New England — FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, "should", "could", "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors, including the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)

	4Q15	3Q15	2Q15	1Q15	4Q14	2015	2014
Summary Income Statement (in thousands):
Revenue:
Voice services	$77,401	$81,247	$81,470	$83,294	$87,194	$323,412	$362,491
Access	62,065	64,304	65,713	64,535	63,182	256,617	267,938
Data and Internet services	44,876	46,018	44,455	43,271	44,207	178,620	175,490
Regulatory funding (1)	13,143	17,927	11,338	11,410	11,302	53,818	45,556
Other services	12,339	12,073	11,122	11,464	11,237	46,998	49,921
Total revenue	209,824	221,569	214,098	213,974	217,122	859,465	901,396
Operating expenses:
Operating expenses, excluding depreciation and amortization (2)	90,907	92,838	98,942	183,329	194,857	466,016	773,888
Depreciation and amortization	56,399	56,296	55,818	55,306	54,909	223,819	220,678
Reorganization expense (post-emergence)	5	6	20	7	27	38	104
Total operating expenses	147,311	149,140	154,780	238,642	249,793	689,873	994,670
Income/(loss) from operations	62,513	72,429	59,318	(24,668)	(32,671)	169,592	(93,274)
Other income/(expense):
Interest expense	(20,739)	(20,186)	(19,974)	(19,819)	(20,145)	(80,718)	(80,371)
Other income/(expense), net	60	153	97	175	7,467	485	7,548
Total other expense	(20,679)	(20,033)	(19,877)	(19,644)	(12,678)	(80,233)	(72,823)
Income/(loss) before income taxes	41,834	52,396	39,441	(44,312)	(45,349)	89,359	(166,097)
Income tax benefit/(expense)	476	658	824	(901)	1,725	1,057	29,778
Net income/(loss)	$42,310	$53,054	$40,265	$(45,213)	$(43,624)	$90,416	$(136,319)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income/(Loss) (in thousands):
Net income/(loss)	$42,310	$53,054	$40,265	$(45,213)	$(43,624)	$90,416	$(136,319)
Income tax (benefit)/expense	(476)	(658)	(824)	901	(1,725)	(1,057)	(29,778)
Interest expense	20,739	20,186	19,974	19,819	20,145	80,718	80,371
Depreciation and amortization	56,399	56,296	55,818	55,306	54,909	223,819	220,678
Pension expense (3a)	2,297	(1,861)	3,088	5,111	3,699	8,635	18,144
OPEB expense (3a)	(55,710)	(55,707)	(55,548)	(12,008)	15,264	(178,973)	57,138
Compensated absences (3b)	(3,995)	(6,084)	(3,803)	12,237	(1,623)	(1,645)	2,848
Severance	2	(106)	3,760	358	1,228	4,014	2,005
Restructuring costs (3c)	6	5	20	7	27	38	104
Storm expenses (3d) (8)	—	—	—	—	745	—	145
Other non-cash items, net (3e)	2,243	1,441	1,780	2,733	734	8,197	2,087
Gain on sale of assets	—	—	—	—	27	—	450
Labor negotiation related expense (3f)	95	160	(850)	49,528	51,335	48,933	73,590
All other allowed adjustments, net (3f)	(20)	(35)	(16)	(99)	(671)	(170)	(889)
Adjusted EBITDA (3) (7)	63,890	66,691	63,664	88,680	100,470	282,925	290,574
Estimated Avoided Costs (6)	—	—	—	(27,000)	(33,000)	(27,000)	(33,000)
Adjusted EBITDA minus Estimated Avoided Costs	$63,890	$66,691	$63,664	$61,680	$67,470	$255,925	$257,574
Adjusted EBITDA minus Estimated Avoided Costs Margin	30.4%	30.1%	29.7%	28.8%	31.1%	29.8%	28.6%

Adjusted EBITDA (3) (7)	$63,890	$66,691	$63,664	$88,680	$100,470	282,925	290,574
Pension contributions	(5,828)	(3,958)	(3,182)	(1,200)	(7,373)	(14,168)	(28,266)
OPEB payments	(1,505)	(1,457)	(1,486)	(1,149)	(2,280)	(5,597)	(5,808)
Capital expenditures	(33,238)	(28,193)	(28,298)	(26,430)	(27,714)	(116,159)	(119,489)
Unlevered Free Cash Flow (4)	23,319	33,083	30,698	59,901	63,103	147,001	137,011
Estimated Avoided Costs (6)	—	—	—	(27,000)	(33,000)	(27,000)	(33,000)
Unlevered Free Cash Flow minus Estimated Avoided Costs	$23,319	$33,083	$30,698	$32,901	$30,103	$120,001	$104,011

	4Q15	3Q15	2Q15	1Q15	4Q14	2015	2014
Reconciliation of Adjusted EBITDA to Revenue (in thousands):
Total revenue	$209,824	$221,569	$214,098	$213,974	$217,122	$859,465	$901,396
Operating expenses, excluding depreciation and amortization (2)	$90,907	$92,838	$98,942	$183,329	$194,857	$466,016	$773,888
Pension expense (3a)	(2,297)	1,861	(3,088)	(5,111)	(3,699)	(8,635)	(18,144)
OPEB expense (3a)	55,710	55,707	55,548	12,008	(15,264)	178,973	(57,138)
Compensated absences (3b)	3,995	6,084	3,803	(12,237)	1,623	1,645	(2,848)
Severance	(2)	106	(3,760)	(358)	(1,228)	(4,014)	(2,005)
Storm expenses (3d) (8)	—	—	—	—	(745)	—	(145)
Other non-cash items, net (3e)	(2,284)	(1,558)	(1,861)	(2,809)	(830)	(8,512)	(2,468)
Labor negotiation related expense (3f)	(95)	(160)	850	(49,528)	(51,335)	(48,933)	(73,590)
All other allowed adjustments, net (3f)	—	—	—	—	—	—	(1)
Settlement proceeds (7)	—	—	—	—	(6,727)	—	(6,727)
Adjusted Operating Expenses (5)	$145,934	$154,878	$150,434	$125,294	$116,652	$576,540	$610,822
Adjusted Operating Expenses margin	69.6%	69.9%	70.3%	58.6%	53.7%	67.1%	67.8%
Adjusted EBITDA (3) (7)	$63,890	$66,691	$63,664	$88,680	$100,470	$282,925	$290,574
Estimated Avoided Costs (6)	—	—	—	(27,000)	(33,000)	(27,000)	(33,000)
Adjusted EBITDA minus Estimated Avoided Costs	$63,890	$66,691	$63,664	$61,680	$67,470	$255,925	$257,574

Adjusted Operating Expenses (5)	$145,934	$154,878	$150,434	$125,294	$116,652	$576,540	$610,822
Estimated Avoided Costs (6)	—	—	—	27,000	33,000	27,000	33,000
Adjusted Operating Expenses plus Estimated Avoided Costs	$145,934	$154,878	$150,434	$152,294	$149,652	$603,540	$643,822

Strategic Revenue Categorization and Product Revenue Detail (in millions): (9)
Growth (10)
Broadband (10a)	$33.9	$34.9	$33.7	$33.1	$34.4	$135.6	$138.7
Ethernet (10b)	24.8	24.8	23.4	22.9	21.8	95.9	81.6
Hosted and Advanced Services (10c)	3.7	3.6	3.1	3.0	3.1	13.4	12.5
Subtotal Growth	62.4	63.3	60.2	59.0	59.3	244.9	232.8
Growth as a % of Total Revenue	29.7%	28.6%	28.1%	27.6%	27.3%

Convertible (11)
Non-Ethernet Special Access (11a)	17.9	19.6	21.3	21.1	21.2	79.9	94.7
Business Voice (11b)	31.0	31.2	32.2	33.3	32.9	127.7	134.1
Other convertible (11c)	5.5	6.0	6.0	6.4	6.4	23.9	28.9
Subtotal Convertible	54.4	56.8	59.5	60.8	60.5	231.5	257.7
Convertible as a % of Total Revenue	25.9%	25.6%	27.8%	28.4%	27.9%

Legacy (12)
Residential Voice (12a)	53.8	57.7	57.3	57.2	59.9	226.0	245.6
Switched Access and Other (12b)	18.1	17.6	19.0	20.0	20.1	74.7	83.7
Subtotal Legacy	71.9	75.3	76.3	77.2	80.0	300.7	329.3
Legacy as a % of Total Revenue	34.3%	34.0%	35.6%	36.1%	36.8%

Regulatory funding (1)	13.2	17.9	11.3	11.4	11.3	53.8	45.5
Regulatory funding as a % of Total Revenue	6.3%	8.1%	5.3%	5.3%	5.2%

Miscellaneous (13)	7.9	8.3	6.8	5.6	6.0	28.6	36.1
Miscellaneous as a % of Total Revenue	3.8%	3.7%	3.2%	2.6%	2.8%

Total Revenue	$209.8	$221.6	$214.1	$214.0	$217.1	$859.5	$901.4

	4Q15	3Q15	2Q15	1Q15	4Q14	2015	2014
Select Operating Metrics (14):

Broadband subscribers (15)	311,130	313,982	315,320	316,640	319,915
% change y-o-y	(2.7)%	(4.2)%	(5.0)%	(4.0)%	(2.5)%
% change q-o-q	(0.9)%	(0.4)%	(0.4)%	(1.0)%	(2.4)%

Ethernet Circuits	14,507	14,100	13,680	13,089	12,614
% change y-o-y	15.0%	21.0%	27.7%	29.5%	32.8%
% change q-o-q	2.9%	3.1%	4.5%	3.8%	8.2%

Residential voice lines	409,852	423,667	437,303	451,423	466,682
% change y-o-y	(12.2)%	(12.4)%	(12.9)%	(12.4)%	(11.4)%
% change q-o-q	(3.3)%	(3.1)%	(3.1)%	(3.3)%	(3.5)%

Employee Headcount	2,718	2,728	2,931	2,994	3,052
% change y-o-y	(10.9)%	(11.7)%	(7.2)%	(5.4)%	(3.8)%

(1) We receive certain federal and state government funding that we classify as regulatory funding including: CAF Phase II support effective January 1, 2015 to build and operate broadband services; CAF Phase II transition funding (scheduled to phase down over three-years); CAF Phase I frozen support (for Kansas and Colorado in 2015 and until a reverse auction is conducted); CAF funding under the CAF/ICC Order; and universal service fund support from certain states in which we operate.
(2) Excludes reorganization costs.
(3) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(4) Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, cash pension contributions and cash payments for OPEB.
(5) For purposes of calculating Adjusted Operating Expenses, the Company adjusts operating expenses, excluding depreciation and amortization for pension and OPEB expense see (3a), compensated absences see (3b), severance, storm expenses see (3d), other non-cash items, net see (3e), labor negotiation related expense see (3f), all other allowed adjustments, net see (3f) and settlement proceeds see (7).
(6) See "Use of Non-GAAP Financial Measures" above for information regarding the calculation. The first quarter of 2015 represents 39 business days of estimated avoided costs compared to 54 business days of estimated avoided costs in the fourth quarter of 2014.
(7) On January 24, 2011, the FairPoint Litigation Trust (the "Trust") was created and the Company transferred to the Trust the Litigation Trust Claims, as defined in the FairPoint Litigation Trust Agreement among the Company, its subsidiaries and the trustee. The Trust thereafter settled its claims. On October 16, 2014, we received payment from the settlement proceeds and recorded one-time, non-operating income of $6.7 million, which is included in the calculation of Adjusted EBITDA.
(8) While there are no costs reflected on this line item for the first quarter of 2015, we believe the impact is captured in our labor negotiation related expense through incremental contracted services.
(9) Management believes the Strategic Revenue Categorization provides key metrics that will enhance investors' ability to evaluate our business and assist investors in their understanding of the changing composition of our revenue as well as period-to-period revenue trends as a result of product and service evolution within our industry.
(10) Growth revenue is comprised of products and services that are generally viewed as in-demand by telecommunications consumers over the medium- to long-term and are expected to increase over time.
a) Broadband revenue is comprised of both residential and business customers delivered through DSL, ADSL, VDSL or other similar services.
b) Ethernet revenue includes Ethernet over copper ("EOC") or Ethernet over fiber ("EOF") services delivered to end-users or to wholesalers, who then sell to their end-users.
c) Hosted and Advanced Services includes VoIP and other digital voice services including unified messaging and other IP features as well as revenue generated from our various advanced services including the next-generation emergency 9-1-1 contracts in several of our service territories as well as data center and managed services.
(11) Convertible revenues are revenues that could move from TDM-based technologies to Ethernet or other advanced services.
a) Non-Ethernet Special Access includes high-capacity circuits. The revenues are primarily comprised of business revenue from T1's, DS3's and SONET products.
b) Business Voice is traditional voice, long distance, ISDN and Centrex services for a business customer.
c) Other convertible revenue primarily includes Unbundled Network Element ("UNE"), Asynchronous Transfer Mode ("ATM"), Frame Relay, ISDN, Analog Private Line and Internet services such as dial-up.
(12) Legacy revenues are TDM-based voice related consumer revenue largely related to residential customers.
a) Residential Voice is comprised of TDM voice services to residential customers.
b) Switched Access and Other primarily includes Switched Transport, Local Switching, NECA pooling elements and colocation of miscellaneous equipment.
(13) Miscellaneous is comprised of special purpose projects, late payment fees from our customers and pole rental revenues among other various service revenues.
(14) We believe access lines as a measure of the business are increasingly less meaningful measures of trend and are being replaced by revenue generating broadband subscribers and Ethernet circuits. Following a peer review, we excluded non-revenue generating Company official lines from broadband subscribers, Ethernet circuits and residential voice access lines. In aggregate, access line equivalents for prior periods would have been reduced by approximately 40,000 lines as a result of this change. In addition, as we evaluated the historic presentation of business and wholesale access lines, management determined that the evolution of technology made these metrics less informative than in the past and therefore such presentation has been discontinued. Finally, we have combined wholesale and retail Ethernet circuits as management believes these products are similar.
(15) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2015 and 2014
(in thousands, except share data)

	December 31, 2015	December 31, 2014

Assets:
Cash	$26,560	$37,587
Accounts receivable, net	60,136	71,545
Prepaid expenses	24,410	25,360
Other current assets	5,030	5,406
Total current assets	116,136	139,898
Property, plant and equipment, net	1,118,781	1,213,729
Intangible assets, net	83,879	94,879
Restricted cash	651	651
Other assets	3,079	3,214
Total assets	$1,322,526	$1,452,371

Liabilities and Stockholders' Equity/(Deficit):
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	918	627
Accounts payable	28,157	62,985
Claims payable and estimated claims accrual	216	216
Accrued interest payable	9,983	9,978
Accrued payroll and related expenses	24,753	25,218
Other accrued liabilities	49,802	47,147
Total current liabilities	120,229	152,571
Capital lease obligations	1,223	962
Accrued pension obligations	150,562	212,806
Accrued other post-employment benefit obligations	94,042	735,351
Deferred income taxes, net	35,075	27,593
Other long-term liabilities	22,739	21,131
Long-term debt, net of current portion	900,145	902,241
Total long-term liabilities	1,203,786	1,900,084
Total liabilities	1,324,015	2,052,655
Stockholders' equity/(deficit):
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,921,066 and 26,710,569 shares issued and outstanding at December 31, 2015 and 2014, respectively	269	267
Additional paid-in capital	521,842	516,080
Retained deficit	(707,592)	(798,008)
Accumulated other comprehensive income/(loss)	183,992	(318,623)
Total stockholders' equity/(deficit)	(1,489)	(600,284)
Total liabilities and stockholders' equity/(deficit)	$1,322,526	$1,452,371

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2015 and 2014
(in thousands, except per share data)

	Quarters ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Revenues	$209,824	$217,122	$859,465	$901,396
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	97,241	119,109	430,308	440,979
Other post-employment benefit and pension expense	(53,412)	18,965	(170,338)	75,282
Selling, general and administrative expense	47,078	56,783	206,046	257,627
Depreciation and amortization	56,399	54,909	223,819	220,678
Reorganization related expense	5	27	38	104
Total operating expenses	147,311	249,793	689,873	994,670
Income/(loss) from operations	62,513	(32,671)	169,592	(93,274)
Other income/(expense):
Interest expense	(20,739)	(20,145)	(80,718)	(80,371)
Other	60	7,467	485	7,548
Total other expense	(20,679)	(12,678)	(80,233)	(72,823)
Income/(loss) before income taxes	41,834	(45,349)	89,359	(166,097)
Income tax benefit	476	1,725	1,057	29,778
Net income/(loss)	$42,310	$(43,624)	$90,416	$(136,319)

Income/(loss) per share, basic	$1.59	$(1.65)	$3.39	$(5.15)

Income/(loss) per share, diluted	$1.56	$(1.65)	$3.35	$(5.15)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2015 and 2014
(in thousands)

	Years ended December 31,
	2015	2014
Cash flows from operating activities:
Net income/(loss)	$90,416	$(136,319)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Deferred income taxes	(1,260)	(29,864)
Provision for uncollectible revenue	5,793	9,218
Depreciation and amortization	223,819	220,678
Other post-employment benefits	(184,569)	51,337
Qualified pension	(5,534)	(10,129)
Stock-based compensation	6,357	4,274
Other non-cash items	4,211	2,137
Changes in assets and liabilities arising from operations:
Accounts receivable	5,615	8,485
Prepaid and other assets	1,327	(338)
Restricted cash	—	463
Accounts payable and accrued liabilities	(36,642)	5,068
Accrued interest payable	5	1
Other assets and liabilities, net	2,463	(3,948)
Total adjustments	21,585	257,382
Net cash provided by operating activities	112,001	121,063
Cash flows from investing activities:
Net capital additions	(116,159)	(119,489)
Distributions from investments and proceeds from the sale of property and equipment	288	1,126
Net cash used in investing activities	(115,871)	(118,363)
Cash flows from financing activities:
Repayments of long-term debt	(6,400)	(6,400)
Proceeds from exercise of stock options	13	32
Repayment of capital lease obligations	(770)	(1,445)
Net cash used in financing activities	(7,157)	(7,813)
Net change	(11,027)	(5,113)
Cash, beginning of period	37,587	42,700
Cash, end of period	$26,560	$37,587